UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2006

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2006, we entered into a Separation and General Release Agreement (“Agreement”) with Lixin Cheng, our Chief Sales Officer and President of the fixed wireless group, under which Mr. Cheng’s employment with us will terminate on July 15, 2006 (the “Effective Date”). Under the terms of the Agreement, on the Effective Date Mr. Cheng will receive (i) a lump sum payment equal to 12 months’ base salary and car allowance; (ii) payment on his behalf of monthly premiums required to continue his current health coverage for a period of up to 12 months or until he becomes eligible under another plan; and (iii) retention of a company personal computer and cell phone. In addition, all outstanding stock options awarded to Mr. Cheng will remain outstanding and exercisable until March 31, 2007.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with Mr. Cheng’s resignation and the Agreement described in Item 1.01, our letter agreement with Mr. Cheng, dated as of June 16, 2005, pursuant to which he assumed the title of Chief Sales Officer and President of the fixed wireless group, will terminate as of July 15, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) As described in Item 1.01, Lixin Cheng has resigned from his position as our Chief Sales Officer and President fixed wireless group effective July 15, 2006.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement and General Release, dated June 30, 2006 between Axesstel, Inc. and Lixin Cheng*

*	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ Patrick Gray
Patrick Gray
Senior Vice President Finance,
Controller and Secretary

Date: July 6, 2006